EXHIBIT 28(a) 6 UNDER FORM N-1A
EXHIBIT 3(i) UNDER ITEM 601/REG. S-K

FEDERATED GLOBAL ALLOCATION FUND

Amendment No. 6

to the

DECLARATION OF TRUST

dated May 16, 2008

This Declaration of Trust is amended as follows:

Strike Section 5 of Article III and substitute in its place the following:

“Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated Global Allocation Fund

Class A Shares

Class B Shares

Class C Shares

Class R Shares

Class R6 Shares

Institutional Shares

Class T Shares

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 16th day of February 2017, to become effective on March 1, 2017.

WITNESS the due execution hereof this 16th day of February, 2017.

/s/ John T. Collins	/s/ Peter E. Madden
John T. Collins	Peter E. Madden

/s/ J. Christopher Donahue	/s/ Charles F. Mansfield, Jr.
J. Christopher Donahue	Charles F. Mansfield, Jr.

/s/ John B. Fisher	/s/ Thomas M. O’Neill
John B. Fisher	Thomas M. O’Neill

/s/ G. Thomas Hough	/s/ P. Jerome Richey
G. Thomas Hough	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh